Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	November 3, 2025
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2025

FREEHOLD, NJ, November 3, 2025........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended September 30, 2025 of $66.9 million as compared to $60.7 million for the quarter ended September 30, 2024, representing an increase of 10%. Net Income Attributable to Common Shareholders amounted to $4.2 million or $0.05 per diluted share for the quarter ended September 30, 2025 as compared to Net Income Attributable to Common Shareholders of $8.2 million or $0.11 per diluted share for the quarter ended September 30, 2024. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $21.3 million or $0.25 per diluted share for the quarter ended September 30, 2025, as compared to $18.5 million or $0.24 per diluted share for the quarter ended September 30, 2024.

A summary of significant financial information for the three and nine months ended September 30, 2025 and 2024 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	September 30,
	2025	2024

Total Income	$66,918	$60,671
Total Expenses	$54,103	$48,911
Net Income Attributable to Common Shareholders	$4,211	$8,181
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.05	$0.11
FFO (1)	$19,743	$17,662
FFO (1) per Diluted Common Share	$0.23	$0.23
Normalized FFO (1)	$21,313	$18,462
Normalized FFO (1) per Diluted Common Share	$0.25	$0.24
Basic Weighted Average Shares Outstanding	84,985	75,610
Diluted Weighted Average Shares Outstanding	85,478	76,563

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	For the Nine Months Ended
	September 30,
	2025	2024

Total Income	$194,786	$178,679
Total Expenses	$159,767	$146,626
Net Income Attributable to Common Shareholders	$6,472	$2,444
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.08	$0.03
FFO (1)	$56,618	$47,890
FFO (1) per Diluted Common Share	$0.67	$0.66
Normalized FFO (1)	$59,585	$50,285
Normalized FFO (1) per Diluted Common Share	$0.71	$0.69
Basic Weighted Average Shares Outstanding	83,783	72,173
Diluted Weighted Average Shares Outstanding	84,452	72,971

A summary of significant balance sheet information as of September 30, 2025 and December 31, 2024 is as follows (in thousands):

	September 30, 2025	December 31, 2024

Gross Real Estate Investments	$1,786,617	$1,669,114
Marketable Securities at Fair Value	$31,743	$31,883
Total Assets	$1,629,535	$1,563,728
Mortgages Payable, net	$467,471	$485,540
Loans Payable, net	$28,132	$28,279
Series A Bond Payable, net	$101,539	$100,903
Series B Bond Payable, net	$75,396	$-0-
Total Shareholders’ Equity	$926,413	$915,909

Samuel A. Landy, President and CEO, commented on the results of the third quarter of 2025.

“We are pleased to announce another solid quarter of operating results. During the quarter, we:

●	Increased Rental and Related Income by 11%;
●	Increased Sales of Manufactured Homes by 5%;
●	Increased Community Net Operating Income (“NOI”) by 11%;
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 15% and Normalized FFO per diluted share by 4%;
●	Increased Same Property Community NOI by 12%;
●	Increased Same Property Occupancy by 110 basis points from 87.4% to 88.5%;
●	Improved our Same Property expense ratio from 41.1% in the third quarter of 2024 to 39.7% at quarter end;

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●	Acquired two communities in Maryland containing approximately 191 homesites for a total cost of approximately $14.6 million;
●	Issued approximately $80.2 million aggregate principal amount of 5.85% Series B Bonds due 2030 in an offering to investors in Israel;
●	Amended our $35 million revolving line of credit with OceanFirst Bank to extend the maturity date to June 1, 2027;
●	Issued and sold approximately 290,000 shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $16.44 per share, generating gross proceeds of $4.8 million and net proceeds of $4.6 million, after offering expenses;
●	Issued and sold approximately 3,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $23.00 per share, generating gross proceeds of $75,000 and net proceeds of $59,000, after offering expenses;
●	Subsequent to quarter end, issued and sold approximately 37,000 shares of Preferred Stock through our At-the-Market Sale Program at a weighted average price of $22.75 per share, generating gross proceeds of $839,000 and net proceeds of $825,000, after offering expenses; and,
●	Subsequent to quarter end, acquired one community in Georgia containing approximately 130 homesites for a total cost of approximately $2.6 million.”

Samuel A. Landy, President and CEO, commented, “We are pleased to report another quarter of robust financial performance, with normalized FFO per diluted share rising 4% year-over-year to $0.25 as compared to $0.24 last year and rising 9% sequentially versus the second quarter. This growth reflects the continued strength of our manufactured housing communities and the success of our long-term business plan. Total income for the quarter increased by 10% over last year. This growth was driven by an increase in rental and related income of 11% and an increase in sales of manufactured homes of 5%. Our long-term business plan has positioned us for further growth as we fill our vacant sites, develop our vacant land and opportunistically acquire communities when they become available.”

“We now own 145 communities containing approximately 27,000 developed homesites. Year-to-date, we have acquired 5 communities, containing 587 sites, for a total purchase price of approximately $42 million. We continue to grow the company through external acquisitions as compelling opportunities become available to us.”

“Same property community NOI for the quarter increased by 12.1% compared to the same quarter last year, driven by a 9.4% increase in rental and related income. This revenue growth was the result of an increase in same property occupancy of 357 units over last year and our annual rent increases. Year-to-date, same property community NOI has increased by 10.1%. Our rental home program continues to drive occupancy and revenue growth. This year we have converted 523 homes from inventory to revenue generating rental homes. We have 100 homes on site and ready for occupancy and another 300 being set up. These homes should allow us to meet our goal of adding 700 to 800 new rental homes to our portfolio.”

“Home sales for the quarter grew by 5% to $9.1 million as compared to $8.7 million last year. We anticipate continued growth in sales as we gain momentum at our recently opened expansions. Our gross margin remains strong at 37%.”

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“Looking ahead, we remain optimistic about the operating environment and our ability to deliver superior returns. With a strong balance sheet, 3,500 vacant sites, 570 recently developed expansion sites, 2,300 acres to develop and a clear focus on operational excellence, UMH is well-positioned to deliver increased earnings per share and create value for our shareholders.”

UMH Properties, Inc. will host its Third Quarter 2025 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Tuesday, November 4, 2025, at 10:00 a.m. Eastern Time.

The Company’s 2025 third quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Tuesday, November 4, 2025, and can be accessed by dialing toll free 877-344-7529 (domestically) and 412-317-0088 (internationally) and entering the passcode 4344189. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities containing approximately 27,000 developed homesites, of which 10,800 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

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FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 85.5 million and 84.5 million shares for the three and nine months ended September 30, 2025, respectively, and 76.6 million and 73.0 million shares for the three and nine months ended September 30, 2024, respectively. Common stock equivalents resulting from employee stock options to purchase 6.3 million shares of common stock amounted to 493,000 shares and 669,000 shares for the three and nine months ended September 30, 2025, respectively, were included in the computation of Diluted Net Income per Share. Common stock equivalents resulting from employee stock options to purchase 5.4 million shares of common stock amounted to 953,000 shares 798,000 shares for the three and nine months ended September 30, 2024, respectively, were included in the computation of Diluted Net Income per Share.

The reconciliation of the Company’s U.S. GAAP net loss to the Company’s FFO and Normalized FFO for the three and nine months ended September 30, 2025 and 2024 are calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net Income Attributable to Common Shareholders	$4,211	$8,181	$6,472	$2,444
Depreciation Expense	16,808	14,693	49,210	44,435
Depreciation Expense from Unconsolidated Joint Venture	228	209	666	610
Loss on Sales of Investment Property and Equipment	72	78	109	91
(Increase) Decrease in Fair Value of Marketable Securities	(1,576)	(5,499)	161	(3,468)
Loss on Sales of Marketable Securities, net	-0-	-0-	-0-	3,778
FFO Attributable to Common Shareholders	19,743	17,662	56,618	47,890
Amortization of Financing Costs	877	608	2,123	1,770
Non-Recurring Other Expense (2)	693	192	844	625
Normalized FFO Attributable to Common Shareholders	$21,313	$18,462	$59,585	$50,285

(2)	Consists of one-time legal and professional fees ($693 and $844, respectively) for the three and nine months ended September 30, 2025. Consisted of one-time legal fees ($192 and $243, respectively) and costs associated with the liquidation/sale of inventory in a particular sales center ($0 and $382, respectively) for the three and nine months ended September 30, 2024.

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2025 and 2024 (in thousands):

	2025	2024
Operating Activities	$60,643	$54,331
Investing Activities	(164,736)	(97,014)
Financing Activities	37,385	52,676